Exhibit 5

                                   May 3, 2000

Capita Research Group, Inc.
591 Skippack Pike
Blue Bell, Pennsylvania  19422

Dear Sirs:

                  We have acted as counsel for Capita Research Group, Inc., a Nevada corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Registration Statement"), filed by the Company on this date under the Securities Act of 1933, as amended, with respect to 5,380,000 shares (the "Shares") of common stock, $.001 par value per share, of the Company held by the Selling Security Holders named in the Registration Statement.

                  In connection with the Registration Statement, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and issued and are fully paid and non-assessable (or, when issued in accordance with the warrants and note referenced in the Registration Statement, will be duly and validly issued and fully paid and non-assessable).

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/Torys
                                                     --------
                                                     Torys